                                                                    EXHIBIT 99.6


                              BROADCOM CORPORATION

                        STOCK OPTION ASSUMPTION AGREEMENT
                            HOTHAUS TECHNOLOGIES INC.
                           INCENTIVE STOCK OPTION PLAN

         STOCK OPTION ASSUMPTION AGREEMENT effective as of the 31st day of August, 1999 by Broadcom Corporation, a California corporation ("Broadcom").

         WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase voting common shares of HotHaus Technologies Inc., a British Columbia corporation ("HotHaus"), which were granted to Optionee under the HotHaus Technologies Inc. Incentive Stock Option Plan (the "Plan") and are each evidenced by the following agreement between HotHaus and Optionee: an Employee [Director] Stock Option Agreement (the "Option Agreement").

         WHEREAS, HotHaus has been acquired by Broadcom (the "Acquisition"), pursuant to that certain Acquisition Agreement, dated July 15, 1999, by and among Broadcom, HotHaus, Broadcom (BVI) Limited, 585573 B.C. Ltd. (now known as HH Acquisition Inc.) and 3030814 Nova Scotia ULC (now known as HH Acquisition
ULC) (the "Acquisition Agreement").

         WHEREAS, the provisions of the Acquisition Agreement require Broadcom to assume all obligations of HotHaus under all outstanding options under the Plan upon consummation of the Acquisition and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

         WHEREAS, pursuant to the provisions of the Acquisition Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Acquisition is .30720961 of a share of Broadcom Class B Common Stock (the "Broadcom Stock") for each outstanding common share of HotHaus (the "HotHaus Stock") and for each option to purchase HotHaus Stock.

         WHEREAS, this Stock Option Assumption Agreement is effective as of the consummation of the Acquisition (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Broadcom in connection with the Acquisition.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. The number of shares of HotHaus Stock subject to the options outstanding under the Plan held by Optionee immediately prior to the Effective Time (the "HotHaus Options") and the exercise price payable per share are set forth in Exhibit(s) A hereto. Broadcom hereby assumes, as of the Effective Time, all the duties and obligations of HotHaus under each of the HotHaus Options. In connection with such assumption, the number of shares of Broadcom Stock purchasable under each HotHaus Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Broadcom Stock subject to each HotHaus Option hereby assumed shall be as specified for that option in attached Exhibit(s) A, and the adjusted exercise price payable per share of Broadcom Stock under the assumed HotHaus Option shall also be as indicated for that option in attached Exhibit(s) A. Optionee acknowledges and agrees that, upon consummation of the Acquisition, the exercise price of the Option shall be expressed in U.S. dollars, based upon the currency exchange rate of Canadian dollars in U.S. dollars as of the Effective Time.

         2. The intent of the foregoing adjustments to each assumed HotHaus Option is to assure that the difference between the aggregate fair market value of the shares of Broadcom Stock purchasable under each such option and the aggregate exercise price of such shares as adjusted pursuant to this Stock Option Assumption Agreement will, immediately after the consummation of the Acquisition, be not less than the difference which existed, immediately prior to the Acquisition, between the then aggregate fair market value of the HotHaus Stock subject to the HotHaus Option and the aggregate exercise price of such shares in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Acquisition, on a per share basis, the same ratio of exercise price per option share to fair market value per share as that which existed under the HotHaus Option immediately prior to the Acquisition.

         3. The following provisions shall govern each HotHaus Option hereby assumed by Broadcom:

                  (a) Unless the context otherwise requires, all references in each Option Agreement and in the Plan (i) to the "Company" shall mean Broadcom, (ii) to "Common shares" or "Shares" shall mean shares of Broadcom Stock, and (iii) to the "Board" shall mean the Board of Directors of Broadcom.

                  (b) The grant date and the expiration date of each assumed HotHaus Option and all other provisions which govern either the exercise or the termination of the assumed HotHaus Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee's rights under this Stock Option Assumption Agreement to purchase Broadcom Stock.

                  (c) Pursuant to the terms of the Option Agreement, none of the options assumed by Broadcom in connection with the transaction will terminate or cease to be outstanding upon the consummation of the Acquisition. Each HotHaus Option shall be assumed by Broadcom as of the Effective Time and shall be fully vested pursuant to the terms of the Option Agreement as a consequence of the Acquisition.

                  (d) For purposes of applying any and all provisions of the Option Agreement and the Plan relating to Optionee's status as an Employee or Director of HotHaus, Optionee shall be deemed to continue in such status as an Employee or a Director for so long as Optionee renders services as an Employee



2.

         of or a Director to Broadcom or any present or future Broadcom subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed HotHaus Options upon Optionee's cessation of service as an Employee of or a Director to HotHaus shall hereafter be applied on the basis of Optionee's cessation of Employee or Director status with Broadcom and its subsidiaries, and each assumed HotHaus Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an Employee or a Director of Broadcom and its subsidiaries.

                  (e) The adjusted exercise price payable for the Broadcom Stock subject to each assumed HotHaus Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Broadcom Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as HotHaus Stock prior to the Acquisition shall be included.

                  (f) In order to exercise each assumed HotHaus Option, Optionee must deliver to Broadcom a written notice of exercise in which the number of shares of Broadcom Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Broadcom Stock and should be delivered to Broadcom at the following address:

                   Broadcom Corporation
                   16215 Alton Parkway
                   Irvine, California  92618
                   Attention: Manager of Shareholder Services

         4. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Acquisition shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



3.

IN WITNESS WHEREOF, Broadcom has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 31st day of August, 1999.

                                   BROADCOM CORPORATION

                                   By:
                                        ----------------------------------------
                                        David A. Dull, Esq.
                                        Vice President, General Counsel and
                                        Secretary

                          AGREEMENT AND ACKNOWLEDGMENT

                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands and agrees that all rights and liabilities with respect to each of his or her HotHaus Options hereby assumed by Broadcom are as set forth in the Option Agreement, the Plan and this Stock Option Assumption Agreement.

DATED: __________________, 1999
                                        -----------------------------------
                                        SIGNATURE OF OPTIONEE

                                        PRINT NAME


4.